Exhibit 10.23

200 Lafayette Street, 6th Floor

New York, New York 10012

T(212) 364 6490

chobani.com

Jason Blaisure

Dear Jason,

AUGUST 2018	We are pleased to inform you of our decision to award you with Retention Bonus Payments, as a component of your Total Compensation package.
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NEW YORK, NY	Effective with the payroll immediately following June 30 and December 31 in each of fiscal years 2018, 2019 and 2020, we will make a lump sum payment to you in the amount of $25,000, subject to all taxes required by law.

Should Chobani implement a long term incentive program, these Retention Bonus Payments would cease.

All of us here at Chobani wish to extend our appreciation for your contributions and commitment to the organization. Your continued dedication to our goals is essential to our future success.

Sincerely,

/s/ Grace Zuncic

Grace Zuncic
Senior Vice President, People